Exhibit 1

April 16, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read "Information Contained in this Form 6-K Report" of DryShips Inc.'s Form 6-K dated April 15, 2010, and have the following comments:

1.	We agree with the statements made in the second and third paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the rest of the document that:

i.	the change was approved by the Audit Committee of the Board of Directors, and

ii.
during each of the two most recent fiscal years and through the date of their report, neither DryShips Inc. nor anyone on its behalf consulted with Ernst & Young-Greece or Ernst & Young S.A. or any matter that was subject to disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Yours truly,

Deloitte.

Hadjipavlou Sofianos & Cambanis S.A.
Athens, Greece